EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Tammy Nystuen
Select Comfort Corporation
(763) 551-7496
tamara.nystuen@selectcomfort.com

SELECT COMFORT CORPORATION REPORTS
SECOND QUARTER EARNINGS
Earnings per share improves 43 percent
Company increases 2005 earnings guidance

MINNEAPOLIS - (July 26, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer(1) and creator of the Sleep Number® bed, today announced results for the second quarter ended July 2, 2005. The company reported net income of $7.9 million, or $0.20 per diluted share, compared to net income of $5.7 million, or $0.14 per diluted share, in the second quarter of 2004. Second quarter 2005 net sales increased 24 percent to $154.5 million, compared to second quarter 2004 net sales of $124.7 million. Same-store sales increased 11 percent.

"We are pleased with our second quarter performance, which not only demonstrates our ability to consistently deliver sales growth in excess of 20 percent, but also confirms the operating leverage inherent in our business model," said Bill McLaughlin, chairman and chief executive officer. “Our market share continues to grow, and at less than six percent nationally, reflects the tremendous opportunity that remains as we grow the awareness and distribution of our unique adjustable firmness mattress.”

McLaughlin continued, "Our sales growth is attributable to strong unit growth across all channels and product lines. On top of double-digit, same-store sales growth, we continue to advance our efforts in expanding distribution and are on track to open 39 company-owned stores this year. We also are developing relationships with major mattress retailers and will test 140 new doors in the third quarter with new retail partners as we work to improve consumer access to our products and leverage our growing brand awareness. Additionally, our bed placements within Radisson Hotels and Resorts® are not only providing consumers with a great night’s sleep while away from home, but also are generating additional opportunities for consumers to experience a Sleep Number® bed."

In the second quarter, Select Comfort opened eight new stores and closed nine, completing the phase-out of leased departments in Bed, Bath & Beyond stores thus ending the quarter with a total of 369 retail stores. In the third quarter, the company expects to open at least 15 new stores, with no anticipated store closings. At the end of the second quarter, the Sleep Number bed was sold in 121 retail partner locations, an increase of 15 doors during the quarter.

The company’s advantaged business model led to improved operating margins in the second quarter and resulted in the generation of internal funding for capital expenditures and other growth programs, as well as stock repurchases. Cash flow generated from operations for the six-month period ending July 2, 2005, totaled $19.4 million, while capital expenditures were $11.6 million and stock repurchases totaled $12.4 million. Stock repurchases in the second quarter totaled $5.5 million. The company expects to continue to self fund its growth in both the near- and long-term. Select Comfort’s balance sheet remains debt free with cash and investments at the end of the second quarter of $93 million.

For the six-month period ending July 2, 2005, the company reported net income of $16.5 million, or $0.42 per diluted share, compared to net income of $13.1 million, or $0.33 per diluted share, during the six-month period ending July 3, 2004. Also during this six-month period, net sales increased 24 percent to $327.4 million, compared to net sales of $264.7 million during the same period in 2004.

Outlook
The company reiterated its expectations to sustain long-term sales growth rates of at least 15 to 20 percent, with same-store growth between 7 and 12 percent, leveraging the business model with long-term earnings growth rates of at least 20 to 25 percent.

The company believes that in 2005 it could exceed its long-term target ranges for same-store growth, and believes it will exceed its long-term total sales and earnings growth rate targets, assuming continued performance of the company's advertising and growth programs and no significant changes to the U.S. economy, mattress industry growth rates or competitive response to the company's products. Accordingly, the company is raising EPS guidance by $0.02 for full-year 2005 to a range of $1.00 to $1.08.

Select Comfort will hold a conference call to discuss its second quarter results on July 26, 2005, at 4:00 p.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 6:00 p.m. Central Time on July 26, 2005, through 5:00 p.m. Central Time on August 2, 2005. To access the replay, please call 402-280-1615. An archived replay of the conference call may also be accessed after approximately 7:00 p.m. Central Time on July 26, 2005, at www.selectcomfort.com.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 369 retail stores located nationwide, through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends; uncertainties arising from global events; consumer confidence; effectiveness of our advertising and promotional efforts; our ability to secure suitable retail locations; our ability to attract and retain qualified sales professionals and other key employees; our ability to successfully expand distribution through independent retailers; consumer acceptance of our products, product quality, innovation and brand image; our ability to continue to expand and improve our product line; industry competition; warranty expenses; the outcome of pending litigation, including consumer class action litigation; our dependence on significant suppliers, and the vulnerability of any suppliers to inflationary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs; and increasing government regulations, including new flammability standards for the bedding industry. Additional information concerning these and other risks and uncertainties is contained in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1) Top 25 Bedding Retailers, Furniture Today, May 23, 2005.

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net sales	$154,520	$124,720	$327,352	$264,683
Cost of sales	65,030	47,806	135,765	101,735
Gross profit	89,490	76,914	191,587	162,948
Operating expenses:
Sales and marketing	64,048	57,805	139,073	121,587
General and administrative	13,261	10,050	26,685	20,684
Operating income	12,181	9,059	25,829	20,677
Other income:
Interest income	665	340	1,138	652
Income before income taxes	12,846	9,399	26,967	21,329
Income tax expense	4,984	3,664	10,463	8,261
Net income	$7,862	$5,735	$16,504	$13,068

Net income per share - basic	$0.22	$0.16	$0.46	$0.36
Weighted average shares - basic	35,815	36,393	35,807	36,161

Net income per share - diluted	$0.20	$0.14	$0.42	$0.33
Weighted average shares - diluted	39,037	40,236	39,054	40,101

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	35,815	36,393	35,807	36,161
Effect of dilutive securities:
Options	1,717	2,334	1,754	2,427
Warrants	1,305	1,355	1,306	1,370
Restricted shares	200	154	187	143
Dilutive weighted average shares outstanding	39,037	40,236	39,054	40,101

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	(Unaudited)
	July 2, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$20,595	$15,066
Marketable securities - current	38,206	35,747
Accounts receivable, net of allowance for doubtful accounts of $770 and $685, respectively	11,707	8,644
Inventories	23,274	20,481
Prepaid expenses	12,032	7,375
Deferred tax assets	5,612	5,287
Total current assets	111,426	92,600
Marketable securities - non-current	34,434	40,930
Property and equipment, net	47,940	43,911
Deferred tax assets	11,990	10,755
Other assets	3,571	3,617
Total assets	$209,361	$191,813
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,838	$26,267
Consumer prepayments	11,466	9,368
Accruals:
Sales returns	4,366	5,038
Compensation and benefits	16,485	13,913
Taxes and withholding	3,444	6,392
Other	8,944	8,143
Total current liabilities	73,543	69,121

Long-term liabilities	9,191	8,348
Total liabilities	82,734	77,469

Shareholders' equity:
Undesignated preferred stock; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value; 95,000,000 shares authorized, 36,017,450 and 35,828,222 shares issued and outstanding, respectively	360	358
Additional paid-in capital	93,362	95,548
Unearned compensation	(3,789)	(1,752)
Retained earnings	36,694	20,190
Total shareholders' equity	126,627	114,344
Total liabilities and shareholders' equity	$209,361	$191,813

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	July 2, 2005	July 3, 2004

Cash flows from operating activities:
Net income	$16,504	$13,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,554	6,741
Non-cash compensation	301	183
Deferred tax benefit	(1,560)	(1,351)
Changes in operating assets and liabilities:
Accounts receivable	(3,063)	(2,310)
Inventories	(2,793)	(2,640)
Prepaid expenses	(4,657)	(2,532)
Other assets	30	(324)
Accounts payable	2,571	7,898
Accrued sales returns	(672)	584
Accrued compensation and benefits	2,572	(4,661)
Accrued taxes and withholding	(1,083)	4,177
Consumer prepayments	2,098	982
Other accruals and liabilities	1,644	(800)
Net cash provided by operating activities	19,446	19,015
Cash flows from investing activities:
Purchases of property and equipment	(11,565)	(10,704)
Investments in marketable securities	(16,888)	(54,768)
Proceeds from maturity of marketable securities	20,925	46,256
Net cash used in investing activities	(7,528)	(19,216)
Cash flows from financing activities:
Repurchase of common stock	(12,384)	(240)
Proceeds from issuance of common stock	5,995	4,883
Net cash (used in) provided by financing activities	(6,389)	4,643
Increase in cash and cash equivalents	5,529	4,442
Cash and cash equivalents, at beginning of period	15,066	24,725
Cash and cash equivalents, at end of period	$20,595	$29,167

SELECT COMFORT CORPORATION
AND SUBSIDIARIES
Supplemental Financial Information
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Percent of sales:
Retail	73.2%	76.8%	74.9%	76.8%
Direct	12.2%	12.3%	12.2%	12.4%
E-Commerce	4.8%	4.5%	4.7%	4.6%
Wholesale	9.8%	6.4%	8.2%	6.2%
Total	100.0%	100.0%	100.0%	100.0%

Sales growth rates:
Same-store sales growth	11%	14%	14%	20%
New/closed stores, net	7%	8%	7%	8%
Retail total	18%	22%	21%	28%
Direct	24%	13%	20%	20%
E-Commerce	32%	32%	28%	43%
Wholesale	88%	34%	62%	75%
Total	24%	22%	24%	30%

Stores open:
Beginning of period	370	351	370	344
Opened	8	12	13	21
Closed	(9)	(3)	(14)	(5)
End of period	369	360	369	360

Other metrics:
Total square footage (000s)	420	380
Average sales per store (000s) *	$ 1,330	$ 1,190
Stores > $1 million sales *	71%	58%
Average sales per mattress unit	$ 1,953	$ 1,864
(Company-owned Channels)
Retail partner doors	121	77

* trailing twelve month data